EXHIBIT 3.1
REMARK HOLDINGS, INC.

CERTIFICATE OF DESIGNATIONS OF

SERIES A REDEEMABLE VOTING PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Remark Holdings, Inc. a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 103 and 151 thereof, does hereby certify that the Corporation’s Board of Directors duly adopted the following:

WHEREAS, the Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”) authorizes the issuance of as many as 1,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designations, rights, preferences, and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the creation and issuance of a series of Preferred Stock designated as “Series A Redeemable Voting Preferred Stock” and does hereby in this Certificate of Designations (the “Certificate of Designations”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

1.Designation and Amount. There shall be a series of Preferred Stock that shall be designated as “Series A Redeemable Voting Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be 150,000 shares, par value $.001 per share and a stated value of $0.001 per share (subject to adjustment for any stock split, stock dividend, recapitalization or similar transaction with respect to the Series A Redeemable Voting Preferred Stock) (the “Stated Value”).

2.No Sinking Fund. The Corporation is not required to set aside funds to redeem the Series A Preferred Stock.

3.Ranking. The Series A Preferred Stock will rank, with respect to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, (i) junior to Series B Preferred Stock, ii) senior to all classes or series of the Corporation’s common stock and to all other equity securities issued by the Corporation other than equity securities referenced in clauses (i), (iii) and (iv) of this Section 3, (iii) on parity with all equity securities issued by the Corporation with terms specifically providing that those equity securities rank on parity with the Series A Preferred Stock with respect to rights to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up; and (iv) effectively junior to all of the Corporation’s existing and future indebtedness (including indebtedness convertible into the Corporation’s common stock or preferred stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) the Corporation’s existing subsidiaries and any future subsidiaries.

4.Dividends. The holder(s) of shares of the Series A Preferred Stock are not entitled to dividends of any kind.

EXHIBIT 3.1
5.Liquidation Preference.

(a)In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holder(s) of shares of Series A Preferred Stock will be entitled to be paid out of the assets the Corporation has legally available for distribution to its stockholders, with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $0.001 per share, before any distribution of assets is made to holders of the Corporation’s common stock or any other class or series of the Corporation’s capital stock that it may issue that ranks junior to the Series A Preferred Stock as to liquidation rights.

(b)In the event that, upon any such voluntary or involuntary liquidation, dissolution, or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation that it may issue ranking on a parity with the Series A Preferred Stock in the distribution of assets, then the holder(s) of the Series A Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c)In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Corporation shall, no fewer than 30 days and no more than 60 days prior to the payment date, give the holder(s) of Series A Preferred Stock written notice of any such liquidation, dissolution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled, the holder(s) of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other entity with or into the Corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed a liquidation, dissolution or winding up of the Corporation (although such events may give rise to the redemption described in Section 7 hereof).

6.Voting Rights. The holders of the Company’s Series A Preferred Stock shall be entitled to vote at meetings of the Corporation’s stockholders only on the following matters: (i) the election of directors to serve until the following annual meeting (the “Directors Proposal”), ii) the ratification of the Company’s independent registered public accounting firm (the “Auditor Proposal”), (iii) a proposal to approve the redomestication of the Corporation from the State of Delaware to the State of Nevada (the “Redomestication Proposal”), (iv) a proposal to approve an amendment to the Corporation’s 2022 Incentive Plan (the “Equity Plan Proposal”) to increase the number of shares reserved under the 2022 Incentive Plan, and (v) a proposal to increase the number of authorized shares of the Corporation’s common stock (the “Authorized Share Proposal”, and collectively with the Directors Proposal, the Auditor Proposal, the Reincorporation Proposal and the Equity Plan Proposal, the “Voting Proposals”, and each individually a “Voting Proposal”). Each share of Series A Preferred Stock shall be entitled to one thousand (1,000) votes on each Voting Proposal. Except as otherwise required by law, the holder(s) of Series A Preferred Stock shall vote together as a single class with holders of Common Stock.

7.Redemption.

(a)The Corporation will automatically redeem any outstanding shares of Series A Preferred Stock on date that is 270 days after the day that the Corporation issues such shares of Series A Preferred Stock (the “Mandatory Redemption Date”). On the Mandatory Redemption Date, all shares of Series A Preferred Stock then outstanding shall be automatically redeemed from the holder(s) of such shares at a price equal to the Stated Value per share of Series A Preferred Stock multiplied by the number of shares of Series A Preferred Stock automatically redeemed, and any evidence of ownership of the shares of Series A Preferred Stock being redeemed (whether in certificated form or electronic form) shall be deemed cancelled and null and void as of as of the Mandatory Redemption Date.

EXHIBIT 3.1
(b)Prior to the Mandatory Redemption Date, the Corporation may, at its option, redeem the Series A Preferred Stock by providing written notice of not fewer than two days prior to such redemption (an “Early Redemption”, and the date upon which the shares are being redeemed pursuant to this Section 7(a), the “Early Redemption Date”). The Corporation may make an Early Redemption, in whole or in part and at any time or from time to time, at a price equal to the Stated Value per share of Series A Preferred Stock multiplied by the number of shares of Series A Preferred Stock being redeemed pursuant to the Early Redemption, and any evidence of ownership of the shares of Series A Preferred Stock being redeemed (whether in certificated form or electronic form) shall be deemed cancelled and null and void as of the Early Redemption Date.

8.No Conversion Rights. The Series A Preferred Stock is not convertible into the Corporation’s common stock.

9.No Preemptive Rights. The holder(s) of the Series A Preferred Stock will not have any preemptive rights to purchase or subscribe for the Corporation’s common stock or any other security.

10.Transfer Restrictions. The holder(s) of the shares of Series A Preferred Stock shall not, directly or indirectly, transfer such shares or any interest in such shares (by sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, bequest, device or descent, by operation or law or by any other transfer or disposition or any kind, including to any receivers, creditors, trustees in bankruptcy or other insolvency proceeding) to any other person or entity.

11.Reissuance of Preferred Stock. Any shares of Series A Preferred Stock redeemed or otherwise acquired by the Corporation shall be cancelled and retired as issued shares of capital stock of the Corporation and shall thereafter be available for reissuance and sale.

12.Record Holder(s). The Corporation and the transfer agent for the Series A Preferred Stock may deem and treat the record holder(s) of the Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed in its name and on its behalf on this 31st day of October 2024.

REMARK HOLDINGS, INC.

By:	/s/ Kai-Shing Tao
Kai-Shing Tao
Chief Executive Officer